SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549


                       _________________________


                               FORM 8-K


                            CURRENT REPORT
                PURSUANT TO SECTION 13 OF 15(D) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):   April 25, 1995





                        TRANSCO ENERGY COMPANY
          (Exact Name of Registrant as Specified in Charter)



 Delaware                   1-7513                     74-1758039
(State or Other            (Commission                (IRS Employer
 Jurisdiction of            File Number)               Identification No.)
 Incorporation)


             2800 Post Oak Boulevard, Houston, Texas 77056
          (Address of Principal Executive Offices) (Zip Code)



 Registrant's telephone number, including area code:   (713) 439-2000

Item 5.  Other Events.


      On April 25, 1995, Transco Energy Company issued a press release in which it published certain quarterly financial information for the fiscal quarter ended March 31, 1995.


Item 7.  Exhibits.

(c)

1.  Press release of Registrant dated April 25, 1995.

SIGNATURES




      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                TRANSCO ENERGY COMPANY
                                (Registrant)


                                By:   /s/ Nick A. Bacile
                                   _______________________________________
                                      Nick A. Bacile
                                      Vice President and Controller
                                      (Principal Accounting Officer)


Dated:  April 25, 1995



EXHIBIT INDEX



Exhibit         Description                                      Page


1.              Press release of Registrant dated as of
                April 25, 1995

                                      Media Inquiries:Katherine K. Putnam
                                                      (713) 439-2455
                                      Analyst Inquiries:   Molly E. Ladd
                                                      (713) 439-2592





TRANSCO REPORTS FIRST QUARTER RESULTS

  1995 EPS $0.01 VS. $0.58 IN 1994


      HOUSTON (April 26, 1995) -- Transco Energy Company (NYSE:E) reported unaudited net income of $0.6 million, or $0.01 per share, for the first quarter of 1995, compared with net income of $23.8 million, or $0.58 per share, for the first quarter of 1994. The 1995 results include net after-tax charges totaling $27.0 million, or $0.66 per share, primarily to provide for severance and termination benefits and the amortization of the purchase price related to the merger with a subsidiary of The Williams Companies (NYSE:WMB). Excluding the after-tax charges, Transco reported net income for the first quarter of 1995 of $27.6 million, or $0.67 per share.
      Williams completed a tender offer on Jan. 17 for 60 percent of Transco's common stock. A stock merger will follow with Transco becoming a subsidiary of The Williams Companies. The merger is scheduled to be effective May 1.
      This news release is issued in compliance with New York Stock Exchange regulations. Transco's financial results from Jan. 18 through the end of the first quarter are included in Williams' first quarter consolidated earnings, which were released April 24.

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